September 2017 Pricing Sheet dated September 1, 2017 relating to Preliminary Terms No. 1,806 dated August 30, 2017 Registration Statement No. 333-200365 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

PLUS Based on the Value of the S&P 500® Index due October 4, 2018

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

PRICING TERMS – SEPTEMBER 1, 2017
Issuer:		Morgan Stanley
Maturity date:		October 4, 2018
Underlying index:		S&P 500® Index
Aggregate principal amount:		$5,181,300
Payment at maturity:		If the final index value is greater than the initial index value,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final index value is less than or equal to the initial index value,
$10 × index performance factor
Under these circumstances, the payment at maturity will be less than or equal to the stated principal amount of $10.
Leveraged upside payment:		$10 × leverage factor × index percent increase
Index percent increase:		(final index value – initial index value) / initial index value
Initial index value:		2,476.55, which is the index closing value on the pricing date
Final index value:		The index closing value on the valuation date
Valuation date:		October 1, 2018, subject to postponement for non-index business days and certain market disruption events
Leverage factor:		300%
Index performance factor:		final index value / initial index value
Maximum payment at maturity:		$10.96 per PLUS (109.60% of the stated principal amount).
Stated principal amount:		$10 per PLUS
Issue price:		$10 per PLUS (see “Commissions and issue price” below)
Pricing date:		September 1, 2017
Original issue date:		September 7, 2017 (3 business days after the pricing date)
CUSIP:		61766A830
ISIN:		US61766A8302
Listing:		The PLUS will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. LLC (“MS & Co.”), a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms
Estimated value on the pricing date:		$9.759 per PLUS. See “Investment Summary” in the accompanying preliminary terms.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to issuer(3)
Per PLUS	$10	$0.175(1)
		$0.05(2)	$9.775
Total	$5,181,300	$116,579.25	$5,064,720.75
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.175 for each PLUS they sell. For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each PLUS.

(3)	See “Use of proceeds and hedging” in the accompanying preliminary terms.

Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. The PLUS are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, and S&P Dow Jones Indices LLC makes no representation regarding the advisability of investing in the PLUS.

The PLUS are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 1,806 dated August 30, 2017

Product Supplement for PLUS dated February 29, 2016   Index Supplement dated January 30, 2017

Prospectus dated February 16, 2016

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.